Exhibit 10.19
ESCROW AGREEMENT
     ESCROW AGREEMENT (this “Agreement”) dated as of October 30, 2009, among Genesis Fluid Solutions Holdings, Inc., a Delaware corporation (the “Company”), Michael Hodges, a shareholder of Genesis Fluid Solutions, Ltd., a Colorado corporation (“GFS”), that received shares of the Company in the Merger (as defined below) (“Hodges”), and Sichenzia Ross Friedman Ference LLP, as escrow agent (the “Escrow Agent”).
     WHEREAS, pursuant to an Agreement of Merger and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), among the Company, Genesis Fluid Solutions Acquisition Corp. (“Merger Sub”) and GFS, Merger Sub shall be merged with and into GFS (the “Merger”);
     WHEREAS, at or prior to the closing of the Merger (the “Closing”), the Company shall deliver to the Escrow Agent, to hold in an escrow account (the “Escrow Account”) pursuant to the terms of this Agreement, (i) certificates representing in the aggregate 1,300,000 shares (the “Escrowed Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) that represents a portion of the Merger consideration that was to be delivered by the Company to Hodges but is being held back for satisfaction of certain claims or breaches of representations or warranties, and costs, as more fully described herein, and (ii) any cash as may be delivered by Hodges from time to time in order to withdraw an equivalent value of Escrowed Shares, as permitted hereby (the “Escrowed Cash” and together with the Escrowed Shares, the “Escrowed Amount”). The Escrowed Amount shall constitute a reserve established and to be managed and disbursed by the Escrow Agent, in its sole and absolute discretion, to satisfy any Liabilities (as defined below);
     WHEREAS, the Company, Hodges and GFS desire to appoint Sichenzia Ross Friedman Ference LLP to act as Escrow Agent for the Escrowed Amount and any other funds deposited or held in the Escrow Account from time to time in accordance with this Agreement, including without limitation interest, income or earnings thereon; and
     WHEREAS, the Company and Hodges desire that the Escrowed Amount shall be held in the Escrow Account by the Escrow Agent to satisfy: (i) any and all claims, indebtedness or liabilities of GFS, whether or not appearing on the balance sheet of GFS, (ii) breaches of representations, warranties or covenants made by GFS in the Merger Agreement, and (iii) any potential taxes owed or claimed to be owed by GFS for activities prior to the Closing (the “Liabilities”).
     NOW, THEREFORE, In consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto hereby agree as follows:
     1. Appointment. Sichenzia Ross Friedman Ference LLP is hereby appointed the Escrow Agent to accept, retain and dispose of the Escrowed Amount in accordance with the provisions of this Agreement. The Escrow Agent hereby accepts such appointment and agrees to accept, retain and dispose of the Escrowed Amount in accordance with the provisions of this Agreement.

     2. Deposit of Escrowed Amount.
          (a) At or prior to the Closing, the Company shall deposit with the Escrow Agent certificates registered in the name of the Escrow Agent representing the Escrowed Shares.
          (b) At any time, and from time to time, Hodges may substitute Escrowed Cash in immediately available funds, delivered to the Escrow Account in accordance with the wiring instructions attached hereto as Annex I, in exchange for any unsold Escrowed Shares registered in the Escrow Agent’s name. The amount of Escrowed Cash required to replace Escrowed Shares shall equal $1.00 per Escrowed Share (subject to adjustment in the case of stock splits and similar transactions). Hodges must provide at least 20 days prior written notice of his intention to replace Escrowed Shares with Escrowed Cash, and the Escrow Agent shall within 15 days following such request notify Hodges if the Escrow Agent will consent to such exchange. In no event shall the Escrow Agent be obligated to honor any exchange request or refrain from sale or disposition of Escrowed Shares, including following notice.
          (c) So long as the Escrow Agent is holding the Escrowed Cash or any other funds or cash in the Escrow Account in accordance with this Agreement, it shall invest such Escrowed Cash, funds or cash in a federally insured bank or money-market account. The Escrow Agent shall have no duty, responsibility or obligation to invest any Escrowed Cash or any other funds or cash held in the Escrow Account other than in accordance with Sections 2 and 3 hereof. The Escrow Agent shall have no liability or responsibility for any investment losses, including without limitation any market loss on any investment liquidated (whether at or prior to maturity) in order to make a payment required under this Agreement. The Escrow Agent may, in making or disposing of any investment permitted by this Agreement, deal with itself, in its individual capacity, or any of its affiliates, whether or not it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.
          (d) The Escrow Agent is hereby directed to hold the Escrowed Amount in the Escrow Account and to retain and dispose of the Escrowed Amount in accordance with the provisions of this Agreement.
     3. Amounts Earned or Lost on Escrowed Amount. All amounts earned on the investment of the Escrowed Cash shall be credited to, and shall become part of, the Escrowed Cash, and any losses on any such investments shall be debited to the Escrowed Cash. The Escrow Agent is hereby authorized and instructed to promptly deliver all amounts earned on the Escrowed Shares (dividends or other distributions), upon the transfer of such amounts into the Escrow Account, and all amounts in excess of the Liabilities as shall be finally determined, and unliquidated Escrowed Shares, shall be delivered to Hodges upon termination of the Agreement, provided, however, that if there remain any contingent Liabilities, the Escrow Agent may establish a reasonable reserve for payment or settlement of such contingencies.
     4. Registration and Sale of Payment Shares; Payment of Liabilities.
          (a) As soon as practicable following the Closing of the Merger, the Company shall prepare and file with the Securities and Exchange Commission a registration statement covering the

Escrowed Shares. The Company shall use its best efforts to cause the registration statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as soon as possible. The Company shall use its best efforts to keep the registration statement continuously effective under the Securities Act for a period of 12 months, unless all Escrowed Shares covered by such registration statement have been sold, or may be sold, without restriction or limitation pursuant to Rule 144 of the Securities Act, as determined by the counsel to the Company.
          (b) The Escrow Agent, upon receipt of written instructions from the Chief Financial Officer of the Company, is hereby authorized and instructed to sell such number of Escrowed Shares as may be reasonably required to satisfy any Liability as is set forth in the instruction. The Escrow Agent shall deliver the proceeds to the claimant or to the Company to pay the Liabilities. In the event the Escrow Agent has more proceeds than necessary to cover the Liabilities, such amount shall remain in the Escrow Account pursuant to the terms of this Agreement. The Escrow Agent shall have no liability or responsibility for the sales price of the Escrowed Shares, nor shall the Escrow Agent be obligated to sell Escrowed Shares in any market, or in any particular manner, as long as Escrow Agent acts reasonably, given the nature, timing and amount of such sales.
5.	Release of Escrowed Amount.
          (a) In the event GFS or the Company is found to be liable for a Liability, as soon as practicable after the settlement or applicable judgment is issued and receipt by the Escrow Agent of written instructions from the Chief Financial Officer of the Company, the Escrow Agent is hereby authorized and instructed to deliver to the Company or the claimant an amount of Escrowed Cash or Escrowed Shares equal to the amount of such Liability. If the Escrowed Cash at any time is not sufficient to cover such Liability, then the Escrow Agent shall be entitled to sell the certificates representing such number of Escrowed Shares equal to the remaining amount of the Liability, and the Escrow Agent shall deliver such proceeds from the sale to the claimant or the Company to be used to satisfy the Liability. The Escrow Agent shall have complete and absolute discretion on the method and timing of the sale.
          (b) Subject to the provisions of Sections 6, 7 and 8 below, at or as soon as practicable after the three (3) year anniversary of the date hereof (the “Release Date”), the Escrow Agent is hereby authorized and instructed to deliver to Hodges the certificates representing all remaining Escrowed Shares and the remaining Escrowed Cash held in the Escrow Account.
     6. Claims Against Escrowed Amount. At any time or times prior to the Release Date, the Company may make claims for Liabilities against the Escrowed Amount. The Company shall simultaneously notify Hodges and the Escrow Agent in writing of each such claim (the “Claim Notice”), which shall include a brief description of the amount and nature of such claim, and a good faith estimate of the amount of cash and the number of shares, if any, to be withheld by the Escrow Agent if such claim is not resolved or otherwise adjudicated by the Release Date. If Hodges shall reasonably dispute such claim, he shall give written notice thereof to the Company and to the Escrow Agent (the “Dispute Notice”) so that the Dispute Notice is received by the Company and the Escrow Agent within twenty (20) calendar days after the date on which the Escrow Agent and Hodges received such Claim Notice, in which case the Escrow Agent is hereby authorized and instructed to continue to hold the cash and shares specified in the Claim Notice in accordance with the terms of this Agreement.

If the Escrow Agent does not receive the Dispute Notice within such twenty-day period, then such claim shall be deemed to have been acknowledged by Hodges as valid and the Escrow Agent is hereby authorized and instructed to promptly deliver to the Company, the amount of cash and the number of shares in the amounts specified in the Claim Notice. If the amount of the claim exceeds the Escrowed Amount, the Escrow Agent shall not have any liability or responsibility for any deficiency. The Escrow Agent shall have no liability or responsibility for the performance of any calculations pursuant to this Agreement.
     7. Disputed Claims.
          (a) If Hodges shall dispute a Claim Notice issued by the Company within such twenty-day period as provided above, the Escrow Agent shall set aside the cash and shares specified in the Claim Notice (the “Set Aside Amount”). In the event the Company notifies the Escrow Agent in writing (the “Expense Notice”) that it has made out-of-pocket expenditures or anticipates that it will incur legal expenses in connection with any such disputed claim, the Escrow Agent shall also set aside the cash and shares specified in the Expense Notice, which shall be added to and become a part of the Set Aside Amount, which aggregate Set Aside Amount shall be set forth in a written notice to the Escrow Agent and Hodges executed by the Company; provided, however, that in the event and to the extent that it shall be agreed (as evidenced by a written notice executed by the Company and Hodges) or determined through a proceeding described in Section 7(b) below, that the Company is not entitled to indemnification with respect to such claim, then the Company shall not be entitled to such shares or such cash and the Escrow Agent is hereby authorized and instructed to hold the shares and cash in the Escrow Account until the Release Date and such amount shall then be distributed in accordance with the terms of this Agreement.
          (b) If within thirty (30) days after the date on which the Escrow Agent received a Dispute Notice, the Escrow Agent has not received written notice executed by the Company and Hodges stating that the disputed indemnification claim has been resolved, the Escrow Agent is hereby authorized and instructed to continue to hold the Set Aside Amount until directed to distribute it pursuant to (i) a final non-appealable order of a court of competent jurisdiction or taxing authority (or the expiration of any applicable appeal period) or (ii) joint instructions or directions furnished in writing signed by the Company and Hodges. In no event shall the Escrow Agent be responsible for any fees or expenses of any party to any litigation proceeding.
     8. Termination; Distribution. Except as set forth in Sections 9 and 10 hereof, this Agreement shall terminate on the Release Date, provided that there are no outstanding Liability claims as to which the Escrow Agent has received a Claim Notice pursuant to Section 6 hereof; otherwise this Agreement shall continue in effect until the resolution of all such Liability claims. On the Release Date or as soon thereafter as is practicable, pursuant to and in accordance with joint written instructions of the Company and Hodges, the Escrow Agent is hereby authorized and instructed to distribute the remaining Escrowed Amount less (i) the amount of any then existing Set Aside Amount and (ii) the amount specified by the Company in any Claim Notice delivered to the Escrow Agent on or within 30 days prior to the Release Date with respect to which no Set Aside Amount has yet been established, and the Escrow Agent has not otherwise been instructed in writing by the Company and Hodges. At such time thereafter as any remaining Liability claim hereunder has been resolved and the Escrow Agent has received a written notice executed by the Company and Hodges to that effect and any shares to be distributed to the Company for cancellation and any cash in connection therewith have been so distributed, the Escrow Agent is hereby authorized and instructed to distribute any portion of the remaining Escrowed Amount relating to such Liability claim to Hodges, and this Agreement shall then terminate. The Company shall not be required to issue certificates for fractional shares in any distribution of Escrowed Shares pursuant to this Agreement; but rather shall be entitled to round such shares to a whole number, based upon a reasonable method to be agreed upon by the Company and Hodges.
     9. The Escrow Agent.
          (a) The Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Account for its own account or for the account of an Indemnitee (as hereinafter defined) any amounts due to the Escrow Agent under this Section 9(a) or to an Indemnitee under Section 9(b). To the extent that (i) the Escrow Agent in its sole discretion decides to charge against and withhold from the Escrow Account any such amounts and the Escrowed Amount is insufficient to pay the amounts due to the Escrow Agent under this Section 9(a) or to an Indemnitee under Section 9(b) or (ii) the Escrow Agent decides not to charge and withhold any such amounts from the Escrow Account, the Company agrees to pay such amounts to the Escrow Agent or such Indemnitee on demand. The obligations contained in this Section 9(a) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.
          (b) The Company agrees to indemnify, defend, protect, save and keep harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, partners, managers, employees, agents, attorneys, accountants and experts (collectively the “Indemnitees”), from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses, including without limitation reasonable fees and disbursements of counsel (collectively “Losses”), that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to or arising out of the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, the establishment of the Escrow Account, the acceptance or administration of the Escrowed Amount and any payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee. The obligations contained in this Section 9(b) shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.
          (c) The Escrow Agent shall not be liable for any error of judgment or for any action taken, suffered or omitted to be taken, except in the case of its own gross negligence or bad faith, as determined by a final, non-appealable order, judgment, decree or ruling or a court of competent jurisdiction. In no event shall the Escrow Agent be (i) liable for acting in accordance with a notice, instruction, direction, request or other communication, paper or document from Hodges, the Company or any other person or entity authorized to deliver such hereunder, or (ii) liable or responsible for special, punitive, indirect, consequential or incidental loss or damages of any kind whatsoever to any person or entity (including without limitation lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage. Any liability of the Escrow Agent under this Agreement will be limited to the amount of fees paid to the Escrow Agent.

          (d) The Escrow Agent shall act hereunder as an escrow agent only and shall not be responsible or liable in any matter whatsoever for the sufficiency, collection, correctness, genuineness or validity or any revenues, cash, payments, securities, property, funds, investments, income, earnings, or other amounts deposited with or held by it or for the identity, authority or rights of any person or entity executing and delivering or purporting to execute or deliver any thereof to the Escrow Agent.
          (e) The Escrow Agent shall be fully protected in acting upon any written notice, instruction, direction, request or other communication, paper or document which the Escrow Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content or any thereof.
          (f) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder, the Escrow Agent shall be entitled to refrain from taking any action other than to keep safely the Escrowed Amount until it shall (i) receive written instructions signed by Hodges and the Company; or (ii) is directed otherwise by a court of competent jurisdiction. The Escrow Agent shall not be liable for failure to act if in reasonable doubt as to its duties under this Agreement.
          (g) The Escrow Agent may consult with and obtain advice from counsel (who may be counsel to a party hereto) and shall be fully protected in taking or omitting to take any action in reliance on said advice.
          (h) The Escrow Agent shall have no duties, responsibilities or obligations as the Escrow Agent except those which are expressly set forth herein, and in any modification or amendment hereof to which the Escrow Agent has consented in writing, and no duties, responsibilities or obligations shall be implied or inferred. Without limiting the foregoing, the Escrow Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.
          (i) The Escrow Agent shall not be obligated to expend or risk its own funds or to take any action which it believes would expose it to expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it.
          (j) The Escrow Agent shall not take instructions or directions except those given in accordance with this Agreement.
          (k) The Escrow Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Escrow Agent (including without limitation any act or provision of any present or future law or regulation or governmental authority, any act of God, war, civil disorder or failure of any means of communication).
          (l) The Escrow Agent shall not be called upon to advise any person or entity as to any investments with respect to any security, property or funds held in escrow hereunder or the dividends, distributions, income, interest or earnings thereon.

          (m) The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions.
          (n) The Escrow Agent shall have the right at any time to resign hereunder by giving written notice of its resignation to the parties hereto, at the addresses set forth herein or at such other addresses as the parties shall provide in writing, at least thirty (30) days prior to the date specified for such resignation to take effect. In such event, Hodges and the Company shall appoint a successor escrow agent within said thirty (30) days. If Hodges and the Company do not designate a successor escrow agent within such period, the Escrow Agent may appoint a successor escrow agent. Upon the effective date of such resignation, the Escrowed Amount held by the Escrow Agent shall be delivered by it to such successor escrow agent. In the event a successor escrow agent has not been appointed within thirty (30) days, the Escrowed Amount held by the Escrow Agent shall be delivered to and deposited with a court of competent jurisdiction to act as successor escrow agent. Upon the delivery of the Escrowed Amount to a successor escrow agent pursuant to this Section 9(n), the Escrow Agent shall be relieved of all liability hereunder.
          (o) The Escrow Agent may be removed by mutual agreement of the parties upon written notice to the Escrow Agent stating such removal and designating a successor escrow agent and, upon delivery of the Escrowed Amount held by the Escrow Agent to such successor escrow agent, the Escrow Agent shall be relieved of all liability hereunder.
          (p) In the event that the Escrow Agent should at any time be confronted with inconsistent or conflicting claims or demands by the parties hereto, the Escrow Agent shall have the right to interplead said parties in any court of competent jurisdiction and request that such court determine the respective rights of such parties with respect to this Agreement and, upon doing so, the Escrow Agent shall be released from any obligations or liability to either party as a consequence of any such claims or demands.
          (q) The Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder, either directly or by or through its agents, attorneys, accountants or other experts.
          (r) The Escrow Agent shall not be responsible for and shall not be under a duty to examine, inquire into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any amendment or supplement hereto.
     10. Tax Issues. The parties hereto acknowledge that the Escrow Agent does not have any interest in the Escrowed Amount or the Escrow Account, but is serving as escrow holder hereunder. Without limiting the foregoing, the Company and Hodges shall be responsible for any taxes relating to the Escrowed Amount, the Escrow Account and funds on deposit therein and the income and earnings thereon. Any disbursement of the Escrowed Amount or payments from the Escrow Account shall be subject to withholding taxes and regulations then in force under the United States Federal Income Tax Code. The Company and Hodges will provide the Escrow Agent with appropriate forms for tax certifications, as requested by the Escrow Agent. This Section 10 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

     11. Voting Rights. The Escrow Agent hereby agrees to permit Michael Hodges to vote the Escrowed Shares held in the Escrow Account in his discretion, pursuant to a proxy to be provided by the Escrow Agent.
     12. Compliance with Process. Notwithstanding anything in this Agreement to the contrary, if at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Agent, the Escrow Account or the Escrowed Amount (including without limitation orders of attachment or garnishment or levies or injunctions), the Escrow Agent is authorized to comply therewith in any manner it deems appropriate, and shall be fully protected from doing so even if such order, judgment, decree, writ or process may be subsequently amended, modified, vacated or otherwise determined to be invalid or without legal force or effect.
     13. Cumulative Remedies. The rights and remedies of the Escrow Agent set forth in this Agreement shall be cumulative, and not exclusive, of any rights and remedies available to it at law or equity or otherwise.
     14. Governing Law. This Agreement is governed by the laws of New York without regard to its conflict of law provisions, and shall inure to the benefit of and be binding upon the successors, assigns, heirs and personal representatives of the parties hereto. Each party hereto hereby irrevocable submits to the personal jurisdiction of the state and federal courts located within the City and State of New York with respect to any action, suit or proceeding relating to or arising from this Agreement. Each party hereto irrevocably waives (i) any claim or defense based upon improper venue or inconvenient forum with respect to any action, suit or proceeding brought in any such court and (ii) the right to trial by jury in any action, suit or proceeding relating to or arising under this Agreement. Each party waives personal service of process and consents to the service of process by the manner set forth in Section 15 below, in addition to any other method of service of process permitted by applicable law.
     15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same document, and shall become a binding agreement when one or more counterparts have been signed by each party hereto and delivered to each other party or such party’s representative.
     16. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by FedEx or equivalent overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:
          TO HODGES:
Michael Hodges
c/o Genesis Fluid Solutions, Ltd.
6660 Delmonico Drive, Suite 242-D
Colorado Springs, CO 80919
Fax:

          TO THE ESCROW AGENT:
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Attention: Harvey Kesner, Esq.
Fax: (212) 930-9725
          TO THE COMPANY:
Genesis Fluid Solutions Holdings, Inc.
6660 Delmonico Drive, Suite 242-D
Colorado Springs, CO 80919
Attention: Michael Hodges
Fax:
          and a copy to:
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Attention: Harvey Kesner, Esq.
Fax: (212) 930-9725
Addresses may be changed by written notice given to each of the other parties hereto pursuant to this Section. Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representative.
     17. Entirety of Agreement. This Agreement (and the exhibits and schedules hereto) together with the Merger Agreement (and the exhibits and schedules thereto), constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior oral or written agreements in regard thereto.
     18. Amendment. This Agreement may be modified or amended only by an instrument in writing, duly executed by each of the parties hereto.
     19. Nonwaiver. No waiver by any party of any provision contained in this Agreement (or any breach thereof) shall be effective unless it is in writing executed by the party against which such waiver is to be enforced. No waiver shall be deemed or construed as a further or continuing waiver of any such provision (or breach) on any other occasion or as a waiver of any other provision (or of the breach of any other provision) contained in this Agreement on the same or any other occasion.
     20. Headings. The headings and titles in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     21. Conflicts and Severability. In the event of any conflict between the terms and provisions of this Agreement and those of the Merger Agreement, the terms and conditions of this Agreement shall control. If any provisions of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.
     22. Construction. In this Agreement (i) words denoting the singular include the plural and vice versa, (ii) “it” or “its” or words denoting any gender include all genders, (iii) the word “including” shall mean “including without limitation,” whether or not expressed, (iv) any reference herein to a Section refers to a Section of this Agreement, unless otherwise stated, and (v) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a business day, then the period shall end on the next day which is a business day.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be duly executed as of the day and year first above written.

GENESIS FLUID SOLUTIONS HOLDINGS, INC.

By:

Name:
Title:

Sichenzia Ross Friedman Ference LLP, as Escrow Agent

By:

Name:
Title:

Michael Hodges

ANNEX I
Wiring Instructions